SEC  Form  8-K  Exhibit  99.1

NEWS                                   FOR  IMMEDIATE  RELEASE
----                                   -----------------------
#6-03                                        May  6,  2003

               Green Mountain Power Reports First Quarter Earnings
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     COLCHESTER,  VT  Green  Mountain  Power  Corporation  (NYSE:  GMP)  today announced consolidated earnings of $0.80 per share of common stock, diluted, for the first quarter of 2003 compared with earnings of $0.57 per share, diluted, for the same period in 2002.

First quarter earnings improved due to increased wholesale and retail sales of electricity that more than offset increased power supply costs. The completion of the Company's capital restructuring plan during 2002 also helped produce favorable comparative results. On the other hand, rising employee benefit costs partially offset the improved revenues this quarter.

"A unique set of circumstances enabled the Company to achieve significant improvement in first quarter earnings per share," said Christopher L. Dutton, President and Chief Executive Officer. "We were able to schedule energy deliveries under one of our power supply contracts at a time when we could sell that excess power in the wholesale market at favorable prices. Retail sales of electricity to residential customers were also strong in the first quarter of 2003 due to substantially colder weather. A 14 percent decrease in the number of shares outstanding resulting from the completion of our common equity repurchase during November 2002 also benefited earnings per share results during the first quarter of 2003."

     Wholesale revenues in the first quarter of 2003 increased by $4.1 million compared with the first quarter of 2002, reflecting delivery of past power supply contract deficiencies by one of the Company's energy suppliers. The Company sold the additional energy during the first quarter when market energy prices were unusually high. No further opportunities for rescheduling deliveries remain under the Company's power supply contracts, and the benefit that these sales had on Company earnings is not expected to recur.

     Retail operating revenues fell by $0.1 million in the first quarter of 2003 compared with the same quarter of 2002, reflecting a decrease in the recognition of revenues deferred under a previous regulatory order, which more than offset revenue gains from increased sales of electricity. Retail sales of electricity grew by 2.1 percent from the same quarter of the previous year reflecting increased sales of 9.5 percent and 4.6 percent to residential and commercial customers, respectively. Sales to industrial customers fell by 6.5 percent for the first quarter of 2003 compared with the first quarter of 2002 due to reduced energy consumption under a load management program.

     In the first quarter of 2003, power supply expense increased $2.0 million compared with the same quarter of 2002 primarily due to the costs of energy to supply increased wholesale and retail sales, offset in part by a decline in costs under the Company's power supply contract with Morgan Stanley. "Most of the Company's energy requirements are met by power supply contracts extending through 2006 or longer," said Mr. Dutton. "These contracts allowed the Company and its customers to avoid the high energy prices that adversely impacted other utilities this winter."

     The Company continues to estimate earnings at approximately $2.00 per share in 2003, and operates under an earnings cap that limits core utility operating returns on equity to 11.25 percent. If the Company's earnings were to exceed this amount then regulatory assets would be charged off in an amount sufficient to limit core return to the 11.25 percent cap.




Other operating costs increased by $0.9 million or 25.5 percent for the first quarter of 2003, compared with the same quarter of 2002 primarily as a result of rising employee benefit plan expense. Employee benefit expense increased substantially reflecting diminished market returns on defined benefit plan assets over the past several years, rising medical cost assumptions and declining interest rates.

                                                      Three months ended          Twelve months ended
                                                                  March 31          March 31

                                                               2003      2002      2003      2002
                                                             --------  --------  --------  ---------
in thousands except per share amounts
Operating revenues. . . . . . . . . . . . . . . . . . . . .  $72,945   $68,866   $278,687  $277,534
Net income. . . . . . . . . . . . . . . . . . . . . . . . .    4,072     3,439     12,126    11,903
Net income applicable to common stock . . . . . . . . . . .    4,071     3,354     12,113    11,119
Net income-continuing operations. . . . . . . . . . . . . .    4,084     3,380     12,053    11,301
Net income(loss)-discontinued operations. . . . . . . . . .      (13)      (26)        60      (182)

Basic earnings per share-continuing operations. . . . . . .  $  0.82   $  0.59   $   2.22  $   2.00
Basic earnings(loss) per share-discontinued operations. . .        -         -       0.01     (0.03)
                                                             --------  --------  --------  ---------
Basic earnings per common share . . . . . . . . . . . . . .  $  0.82   $  0.59   $   2.23  $   1.97
                                                             ========  ========  ========  =========
Diluted earnings per share-continuing operations. . . . . .  $  0.80   $  0.57   $   2.16  $   1.94
Diluted earnings(loss) per share-discontinued operations. .        -         -       0.01     (0.03)
                                                             --------  --------  --------  ---------
Fully diluted earnings per common share . . . . . . . . . .  $  0.80   $  0.57   $   2.17  $   1.91
                                                             ========  ========  ========  =========
Dividends declared per share. . . . . . . . . . . . . . . .  $0.1900   $0.1375   $ 0.6550  $ 0.5500
Weighted average shares of common stock outstanding-Basic .    4,959     5,691      5,424     5,652
Weighted average shares of common stock outstanding-Diluted    5,118     5,870      5,585     5,816

     There are statements in this information release that contain projections or estimates and that are considered to be "forward-looking" as defined by the Securities and Exchange Commission (the "SEC"). In these statements, you may find words such as believes, expects, plans, or similar words. These statements are not guarantees of our future performance. There are risks, uncertainties and other factors that could cause actual results to be different from those projected.




     For further information, please contact Robert Griffin, Controller and Treasurer of Green Mountain Power, at 802-655-8452 or Dorothy Schnure, Manager of Corporate Communications, at 802-655-8418, or 802-482-2503 after 6:00 p.m.